SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549





                  Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G

           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934




                              Endovasc Ltd., Inc.
                              -------------------
                                (Name of Issuer)



                   Common Stock, par value $0.001 per share
          ----------------------------------------------------------
                         (Title of Class of Securities)



                                   29264M101
                                 (CUSIP Number)



                                 March 21, 2002
         ------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X|  Rule 13d-1(b)
      |_|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)





                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 29264M101                                          Page 2 of 6 Pages
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1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       First New York Securities L.L.C.
       13-3270745
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   5,545,000
       BENEFICIALLY
       OWNED BY
       EACH
       REPORTING
       PERSON
       WITH
--------------------------------------------------------------------------------
                             6) SHARED VOTING POWER

                                None

--------------------------------------------------------------------------------
                         7)     SOLE DISPOSITIVE POWER

                                5,545,000

--------------------------------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                None

--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,545,000
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   | |
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.9%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       BD
--------------------------------------------------------------------------------

                                    Schedule 13G
                                    ------------

Item 1(a).  Name of Issuer:

Endovasc Ltd., Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

15001 Walden Road, Suite 108
Montgomery, TX  77356

Item 2(a).  Name of Person Filing:

First New York Securities L.L.C.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

850 Third Avenue, 17th Floor
New York, NY 10022

Item 2(c).  Citizenship:

Delaware

Item 2(d).  Title of Class of Securities:

Common Stock

Item 2(e).  CUSIP Number:

29264M101

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) |X| Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

            (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15
                  U.S.C. 78c)

            (c)   |_|   Insurance Company as defined in section 3(a)(19) of
                  the Act (15 U.S.C. 78c)

            (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_|   Investment Adviser in accordance withss.
                  240.13d-1(b)(1)(ii)(E)

            (f)   |_|   Employee benefit plan or endowment fund in accordance
                  withss.240.13d-1(b)(1)(ii)(F)

            (g)   |_|   Parent Holding Company or control person in
                  accordance withss.240.13d-1(b)(ii)(G)

            (h)   |_|   Savings Association as defined inss.3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i) |_| Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_|   Group, in accordance withss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

            (a)         Amount beneficially owned:   5,545,000

            (b)         Percent of class:   6.9%

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:  5,545,000

                  (ii)  Shared power to vote or to direct the vote:  None

                  (iii) Sole power to dispose or to direct the disposition
                        of:   5,545,000

                  (iv) Shared power to dispose or to direct the disposition of: None

Item 5.     Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

Not Applicable.

Item 9.     Notice of Dissolution of Group.

Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                     March 25, 2002
                                    ------------------------------------------
                                          (Date)


                                     /s/ Mario Maugeri
                                    ------------------------------------------
                                          (Signature)


                                     Mario Maugeri, Director of Operations
                                    ------------------------------------------
                                          (Name/Title)